Exhibit 10-6

A. T. Cross Company
Worldwide Executive Incentive Plan - 2001

Introduction

The following Annual Executive Compensation Incentive Plan (the "Plan") will be implemented for 2001. The purpose of the Plan is to motivate, retain and reward managerial and executive employees for the achievement of certain business objectives. For 2001, the Plan will be based on a combination of achievement of Operating Income Before Taxes (OIBT), Net Sales, Return on Assets and Individual Performance Objective Targets. Individual participants in the Plan will be assigned different performance measurements, considering their specific responsibilities and may be measured based on corporate, regional or territory results. The combination of the performance objectives and performance targets for each participant will be determined based on individual positions and agreed upon by the President and CEO along with the appropriate Vice President.

How the Plan Works

Participants of Groups I - V are eligible to receive a percentage of their base salary earnings as additional compensation, based on the Company's and/or individual achievement of specified performance targets consistent with the Company's business plan.

Performance Measures
  The OIBT component of the bonus will be established at threshold level when 85% of the Operating Income Before Tax target is achieved and maximizes at 120%.
  The net sales component is established when any of the participants achieve 95% of the target and maximizes at 120%.
  The return on assets component is established when any of the participants achieve 95% of the target and maximizes at 120%.
  The individual performance objective component is established when any of the participants achieve one of his or her objectives and maximizes at 25% of the overall plan target percentage. Three performance objectives will be assigned and weighted 1/3. To qualify for any payout in this component, the objective must be fully and completely accomplished. The payout is all or nothing on each objective. Objectives will be approved by the Manager, Vice President and the President & CEO.
  Group II participants who qualify for a bonus under this plan will have a 50% reduction if they exceed their annual expense budget without prior written approval of the CEO and CFO.

Eligibility

The Compensation Committee of A. T. Cross Company may appoint - based on job content and performance - any salaried employee to be a Group I, II, III, IV or V participant in the compensation program. Individuals are placed in Groups I - V based on similar levels of responsibility and ability to directly impact the financial results of the Company. Participating employees remain members until the end of the fiscal year in which they were appointed. Eligible employees must be re-appointed to participate each year.

Employees may participate for part of a year but must be actively employed by the Company (except in cases of death or disability) as of December 31 to be eligible for incentive awards relating to that year.

Funding Levels
Achievement of OIBT Performance Goal		85%	100%	120%
Achievement of Net Sales Performance Goal		95%	100%	120%
Achievement of Return on Assets Performance Goal		95%	100%	120%

Group	Minimum	Threshold Payout	Target Payout	Maximum Payout
I	0	50%	75%	100%
II	0	20%	40%	60%
III	0	15%	30%	45%
IV	0	13%	25%	37%
V	0	10%	15%	25%

Payout of Plan Awards

Annual Incentive Awards will be distributed as soon as is practicable after the close of the fiscal year. Awards will be made as a percent of base salary paid for that year. Base salary does not include any bonus payable under this Plan or any other incentive plan, any life insurance premiums, special compensation, pension benefits, profit sharing trust or Crossaver savings plan matching allocations.

Performance results that fall between threshold, target and maximum levels will yield the comparable interpolated funding levels.

Changes in Employment Status

Employees who are participants in the Plan for only part of a fiscal year may participate in the Plan for the period or periods of membership on a pro rata basis. Bonuses will be prorated for employees who participate in more than one bonus level during the year, considering all bonus levels. However, participants must be actively employed by the Company as of December 31 to be eligible for incentive awards relating to that year.

Disability or Death

For participants who become disabled (i.e., eligible for Company LTD benefits) or die while a member of the Plan, awards will be determined in a pro-rated manner to reflect the period of time the participant was an active member of the Plan. Payout will be made - at the time the normal payout would have been made - to the participant or participant's beneficiary(ies) if on file; otherwise, payment will be made to the participant's estate.

Administration

The Compensation Committee of the Board of Directors of A. T. Cross Company, whose decisions in all matters will be final, will administer the Plan. The Committee reserves the right, subject to the full Board's approval, to modify, amend, or discontinue this Plan at any time. Any changes or amendments to the Plan will not affect a participant's rights prior to the modification unless the participant provides written consent.

Participation in this Plan does not confer any right to continued employment by A. T. Cross. Similarly, selection for participation in any one year does not necessarily guarantee participation in future years. No member of the Compensation Committee shall have any personal liability in connection with the administration of the Plan.

Definitions

Operating Income Before Taxes (OIBT)

OIBT is defined as the pretax operating income. It excludes any adjustment for LIFO inventories, and is before profit or loss on the disposition of fixed assets, before restructuring or other non-recurring charges and before allowance for bonus payment under this plan. The corporate target will be approved by the Board of Directors considering the annual operating plan.

Net Sales

Net Sales is defined as gross sales of the unit, less returns and allowances, cash discounts, and rebates.

Return on Assets

Return on Assets is defined as net income divided by average total assets (2 point average.)

Territory

The three territories are: 1.) Europe, Middle East and Africa, 2.) Asia and 3.) The Americas.

Region

Is defined as the individual participant's assigned area of responsibility.

International Calculations

Participants who are located internationally will have their targets and actual results determined utilizing budgeted exchange rates. By utilizing budgeted exchange rates, there will be neither a favorable or unfavorable impact as a result of fluctuations in foreign exchange. Also, participants who operate in a single country will be measured using local currency, while participants who operate in multiple countries will be measured in U.S. dollars (utilizing budgeted exchange rates) on a consolidated basis.